EXHIBIT 99.1

Utah Medical Products, Inc. Reports Financial Performance for Second Quarter 2013

Contact: Paul Richins	July 25, 2013
(801) 566-1200

Salt Lake City, Utah - In the second calendar quarter (2Q) and first half (1H) of 2013, Utah Medical Products, Inc.’s (Nasdaq: UTMD) changes in financial results compared to the same time period in the prior calendar year were as follows:

	2Q (April – June)	1H (January – June)
Sales:	-	( 4%)
Gross Profit:	-	( 4%)
Operating Income:	+ 5%	( 1%)
Net Income:	+10%	+ 3%
Earnings Per Share:	+ 8%	+ 1%

Earnings per share for the most recent twelve months (TTM) were $2.76.  Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, TTM consolidated earnings before taxes plus interest expense were $18,544. Currency amounts throughout this report are in thousands, except per share amounts and where noted.

UTMD achieved the following profit margins in 2Q 2013 and 1H 2013 compared to 2Q 2012 and 1H 2012:

	2Q 2013 (Apr – Jun)	2Q 2012 (Apr – Jun)	1H 2013 (Jan – Jun)	1H 2012 (Jan – Jun)
Gross Profit Margin (gross profits/ sales):	60.5%	60.6%	60.5%	60.3%
Operating Profit Margin (operating profits/ sales):	37.1%	35.4%	37.3%	36.1%
Net Profit Margin (profit after taxes/ sales):	26.3%	24.0%	26.3%	24.4%

Income Statement Summary.
Due to distributor overstocking in 1Q 2012, the comparison of 2013 income statement results with the prior year started off negative, as sales, gross profits, operating income, net income and earnings per share were down 7%, 7%, 5%, 2% and 4%, respectively, in 1Q 2013 compared to 1Q 2012, as reported on April 25, 2013.

Performance in 2Q 2013 was consistent in sales and gross profits with 2Q 2012, with better operating income, net income and eps. As a result, the comparison of 1H 2013 with 1H 2012 remains negative, although less so than after 1Q.

As an alternative comparison, the following table compares 1H 2013 quarterly average income statement results with the average quarterly performance for the entire year of 2012:

		1H 2013 Quarterly Average	2012 Year Quarterly Average
Sales:	(2%)	$ 10,188	$ 10,388
Gross Profit:	(3%)	6,165	6,327
Operating Income:	-	3,802	3,799
Net Income:	+6%	2,684	2,542
Earnings Per Share:	+4%	.713	.685

Shareholders may recall UTMD’s guidance for 2013 provided in its year-end December 31, 2012 SEC Form 10-K, as follows:
“In summary, management expects revenues and net income in 2013 to decline about 2%, and gross profit, operating income, EBT and eps to be down about 3% compared to 2012.”

Based on 1H 2013 actual results, the Company is on its plan for sales and gross profits, and exceeding its plan for other profitability measures.

According to CEO Kevin Cornwell,
“After an outstanding financial performance year in 2012, UTMD expected a slightly negative comparison in 2013 in a difficult economic environment for medical device companies. After the first half of 2013, although some sales categories are lagging our expectations, profits from excellent operational performance are exceeding expectations to the point that UTMD may be able to match last year’s eps instead of being down 3%, as previously projected.”

Sales.  The global consolidated sales comparisons of 2Q 2013 to 2Q 2012, and 1H 2013 to 1H 2012, were negatively affected by the currency exchange impact of a stronger U.S. Dollar (USD or $) relative to the British Pound (GBP) and the Australian Dollar (AUD). The GBP was about 3% weaker in the 2Q and about 2% weaker for the 1H.  The AUD was about 1% weaker in the 2Q and about 2% weaker for the 1H.  In contrast, the Euro was about 2% stronger in the 2Q and about the same for the 1H.  If currency exchange rates in 2013 had been the same as in 2012, consolidated sales would have been about $44 higher in 2Q 2013, and about $103 higher in 1H 2013.

U.S. domestic sales were 2% higher in 2Q 2013 than in 2Q 2012, and 5% lower in 1H 2013 than in 1H 2012.  Sales of Femcare’s Filshie Clip System devices to Cooper Surgical Inc. for distribution in the U.S. were 97% higher in 2Q 2013 compared to 2Q 2012, and 6% lower in 1H 2013 compared to 1H 2012. Filshie Clip System sales to Cooper were 22% of total domestic sales in 2Q 2013 compared to 11% in 2Q 2012.  Filshie Clip System sales to Cooper were 22% of total domestic sales in both 1H 2013 and 1H 2012.

International sales in 2Q 2013 were down 2%, and in 1H 2013 were down 3%. International sales were 51% of total consolidated 2Q 2013 sales, and 52% of 1H 2013 sales.  UK subsidiary sales were 40% of total international sales in 2Q 2013, and 41% in 1H 2013.  Australia subsidiary sales were 16% of total international sales in 2Q 2013, and 15% of total international sales in 1H 2013.  Ireland subsidiary sales were 21% of total international sales in 2Q 2013, and 22% in 1H 2013.

In product categories, 2Q 2013 blood pressure monitoring device/ components (BPM) sales were up 1%, neonatal device sales were down 20%, gynecology/ electrosurgery device sales were up 6% and obstetrics device sales were down 5%.  For 1H 2013 compared to 1H 2012 global sales in product categories, BPM sales were up 3%, neonatal device sales were down 12%, gynecology/ electrosurgery device sales were down 4% and obstetrics device sales were down 5%.

Gross Profit.  UTMD’s consolidated gross profit margin (GPM), gross profits divided by sales, was 60.5% in both 2Q 2013 and 1H 2013 compared to 60.6% in 2Q 2012 and 60.3% in 1H 2012.

Operating Income. UTMD’s 2Q and 1H 2013 operating profit margins (OPMs), operating income divided by sales, were 37.1% and 37.3% respectively, compared to 35.4% and 36.1% in the same periods of 2012. Operating expenses in 2Q 2013 were $186 lower than in 2Q 2012.  About 72% of the $186 2Q decline was in general and administrative (G&A) expenses as a result of further consolidation of overhead resources in the UK and AUS, combined with the weaker GBP and AUD.  In contrast to the negative impact on sales, the currency exchange resulting from a stronger USD had a positive impact on consolidating operating expenses from UTMD’s UK and Australia subsidiaries.  In summary, the higher OPMs in 2013 were due to 1) GPM consistent with the prior year, and 2) improved productivity of operating resources in the UK and AUS.

Earnings before Tax (EBT).  Compared to 2Q 2012, 2Q 2013 EBT improved not only as a result of $163 higher operating income (despite slightly lower sales), but also from $58 lower interest expense as a result of repaying the debt obtained to help acquire Femcare in March 2011. Interest expense in 2Q and 1H 2013 was $113 and $235, respectively, compared to $171 and $360 in the same periods of 2012.  In summary, 2Q and 1H 2013 EBT margins were 36.3% and 36.4%, respectively, compared to 34.2% and 34.7% in the same periods of 2012.

Net Income. UTMD’s net income increased 10% in 2Q 2013 and 3% in 1H 2013 compared to the same periods in the prior year. Although diluted by the amortization of intangible assets and interest expense on debt assumed in completing the Femcare acquisition, 2Q 2013 and 1H 2013 net profit margins (NPMs), net income divided by sales, remained excellent at 26.3% for both periods compared to 24.0% and 24.4% for 2Q 2012 and 1H 2012, respectively. As of April 1, 2013, the UK corporate income tax rate was reduced to 23% from 24%.

Earnings per share (EPS).  2Q 2013 EPS increased 5.1 cents (8%) compared to 2Q 2012 as a result of the improved profit margins and lower corporate income tax rate in the UK. For 1H 2013, EPS increased 2.1 cents (1%) compared to 1H 2012. Counteracting the profit increase, diluted shares outstanding used to calculate 2Q 2013 EPS increased to 3,769,588 from 3,710,827 in 2Q 2012. Diluted shares used to calculate 1H 2013 EPS increased to 3,763,834 from 3,693,590 in 1H 2012. The increases were due to a much higher average share price in the stock market during 2013 compared to the prior year, and exercises of employee/ director options. The Company has not repurchased any of its shares to date in 2013.  The same was true in 2012. Notwithstanding, the Company retains the financial ability for repurchasing its shares when they seem undervalued. The closing share price at the end of 2Q 2013 was $54.30 compared to $36.05 at the end of calendar year 2012, and $33.53 at the end of 2Q 2012.

Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 2Q 2013 and 1H 2013 consolidated earnings before taxes plus interest expense were $4,535 and $9,245 respectively.

UTMD’s June 30, 2013 balance sheet compared with its December 31, 2012 balance sheet demonstrates continued improvement. Debt incurred in March 2011 to help finance the Femcare acquisition was $26,934. As of June 30, 2013, the remaining debt balance was $10,543. In just nine calendar quarters, UTMD has repaid 61% of the acquisition debt. 1H 2013 capital expenditures were $111, less than depreciation of fixed assets by $197.

Key balance sheet changes as of June 30, 2013 from the end of 2012 follow:

[Million $$]
Cash & Investments:	+2.5
Receivables & Inventory:	+1.3
Intangible Assets (net):	(4.0)
Total Current Liabilities:	+0.8
Notes Payable:	(2.5)
Shareholders’ Equity:	+1.7

Financial ratios as of June 30, 2013 follow:
1)  Current Ratio (including the current portion of loans) = 2.6
2)  Days in Receivables (based on 2Q sales activity) = 46
3) Average Inventory Turns (based on 2Q CGS) = 3.6
4) Year-to-Date ROE = 21% (prior to dividend payments)
     = 14% (after accrual of shareholder dividends)

UTMD’s dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating eps was 44,511 in 2Q 2013 compared to 32,825 in 2Q 2012, and 45,567 in 1H 2013 compared to 30,099 in 1H 2012.  The actual number of outstanding shares at the end of 2Q 2013 was 3,728,300 which included 2Q 2013 employee option exercises of 6,400 shares.  The total number of outstanding unexercised options at June 30, 2013 was 109,400 shares at an average exercise price of $27.01/ share, including shares awarded but not vested.  This compares to 183,500 option shares outstanding at the end of 2Q 2012 at an average exercise price of $25.89/ share. No option shares have been awarded to date in 2013.

Risk factors that could cause results to differ materially in future quarters include clinical acceptance of products, timing of regulatory approvals of new products and of distributing existing products in new geographical areas, government intervention in the health care marketplace, distribution restrictions by anticompetitive hospital administrative agreements, foreign currency exchange rates, the Company’s ability to efficiently manufacture, market, and sell its products globally, among other factors that have been outlined in UTMD’s public disclosure filings with the SEC. The SEC Form 10-Q for 2Q 2013 will be filed with the SEC by August 9.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in hundreds of countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.
INCOME STATEMENT, Second Quarter (3 months ended June 30)
(in thousands except earnings per share):

	2Q 2013	2Q 2012	Percent Change
Net Sales	$10,002	$10,025	(0.2%)
Gross Profit	6,048	6,071	(0.4%)
Operating Income	3,715	3,552	+ 4.6%
Income Before Tax	3,627	3,430	+ 5.7%
Net Income	2,632	2,401	+ 9.6%
Earnings Per Share	$0.698	$0.647	+ 7.9%
Shares Outstanding (diluted)	3,770	3,711

INCOME STATEMENT, First Half (6 months ended June 30)
(in thousands except earnings per share):

	1H 2013	1H 2012	Percent Change
Net Sales	$20,376	$21,230	(4.0%)
Gross Profit	12,329	12,809	(3.7%)
Operating Income	7,605	7,667	(0.8%)
Income Before Tax	7,414	7,367	+ 0.6%
Net Income	5,368	5,190	+ 3.4%
Earnings Per Share	$1.426	$1.405	+ 1.5%
Shares Outstanding (diluted)	3,764	3,694

BALANCE SHEET
(in thousands)	(unaudited) JUN 30, 2013	(unaudited) MAR 31, 2013	(audited) DEC 31, 2012	(unaudited) JUN 30, 2012
Assets
Cash & Investments	$11,437	$10,918	$8,913	$7,984
Accounts & Other Receivables, Net	5,673	5,363	4,341	5,089
Inventories	4,367	4,406	4,353	4,834
Other Current Assets	812	910	928	745
Total Current Assets	22,289	21,597	18,535	18,652
Property & Equipment, Net	8,155	8,203	8,428	8,532
Intangible Assets, Net	45,985	46,562	49,972	49,696
Total Assets	$76,429	$76,362	$76,935	$76,880

Liabilities & Shareholders’ Equity
A/P & Accrued Liabilities	$4,773	$5,193	$3,821	$5,345
Current Portion of Notes Payable	3,834	3,831	4,002	5,406
Total Current Liabilities	8,607	9,024	7,823	10,751
Notes Payable (excluding current portion)	6,709	7,663	9,003	11,154
Other LT Liabilities	-	339	363	438
Deferred Tax Liability – Intangible	7,583	7,733	7,890	8,216
Deferred Revenue and Income Taxes	889	887	884	773
Shareholders’ Equity	52,641	50,716	50,972	45,548
Total Liabilities & Shareholders’ Equity	$76,429	$76,362	$76,935	$76,880